Proposal:

ARMSTRONG ASSOCIATES, INC.

750 North St. Paul St.
Suite 1300
Dallas, Texas 75201

PROXY FOR SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON APRIL 11, 2013

THE BOARD OF DIRECTORS OF ARMSTRONG ASSOCIATES, INC. RECOMMENDS A VOTE FOR THE FOLLOWING:

	FOR	AGAINST	ABSTAIN
(1) To approve an Agreement and Plan of Reorganization and Dissolution between Armstrong Associates, Inc. (“Armstrong”) and LKCM Funds, on behalf of its series, LKCM Equity Fund, and the transactions contemplated thereby, including (1) the transfer of all the assets of Armstrong to, and the assumption of all the liabilities of Armstrong by, the LKCM Equity Fund in exchange solely for Institutional Class shares of the LKCM Equity Fund, (2) the distribution of those LKCM Equity Fund shares pro rata to shareholders of Armstrong, and (3) the dissolution of Armstrong.
	¨	¨	¨

(2) To transaction any other business that may properly come before the Special Meeting.	¨	¨	¨

Results: See below minutes of shareholder meeting.

MINUTES OF A SPECIAL MEETING OF THE SHAREHOLDERS
OF ARMSTRONG ASSOCIATES, INC. APRIL 11, 2013

A special meeting (the “Special Meeting”) of the shareholders (the “Shareholders”) of Armstrong Associates, Inc., a Texas corporation (“Armstrong”), was held pursuant to due notice thereof, commencing at 2:00 p.m., Dallas time, in the offices of Jackson Walker L.L.P., 901 Main Street, Suite 6000, Dallas, Texas 75202, on Thursday, April 11, 2013.

The sole Director of Armstrong present in person at the Special Meeting was C. K. Lawson. Candace Bossay (Vice President and Secretary of Armstrong), Clair Hurley (of Armstrong), Byron F. Egan (of Jackson Walker L.L.P.)and Jacob Smith (of LKCM Funds) were also present in person at the Special Meeting.

Mr. Lawson acted as Chairman of the Special Meeting, and Ms. Bossay acted as Secretary.

The Secretary reported that a list of all the Shareholders of Armstrong as of the close of business on February 25, 2013, which is the Record Date (herein so called) fixed by the Board of Directors pursuant to the Bylaws for the purpose of determining the Shareholders entitled to notice of, and to vote at, this Special Meeting was available at the Special Meeting for inspection by Shareholders of Armstrong, and that such list showed that, as of the Record Date, Armstrong had 1,268,792 shares of common stock issued and outstanding and entitled to vote at the Special Meeting. The Secretary certified that the holders of 1,073,397.170 shares (84.6%) of the outstanding common stock were represented by proxy at the Special Meeting, which was more than a majority of the outstanding shares of Armstrong entitled to vote at the Special Meeting, and no Shareholders were present in person to vote. Therefore, the Secretary declared that a quorum was present at the Special Meeting and that it was open for business.

The Secretary further reported that on or about March 11, 2013, all Shareholders of record on the Record Date were sent a Notice of Special Meeting of Shareholders to be Held April 11, 2013, to which was attached a Combined Proxy Statement and Prospectus (the “Proxy Statement”) which addressed in detail the proposed reorganization of Armstrong (the “Reorganization”)into the LKCM Equity Fund (the “Equity Fund”) and the reasons therefor.

Mr. Lawson briefly described the Reorganization and the reasons for the unanimous approval of the Reorganization by Armstrong’s Board of Directors at a meeting held on January 22, 2013 and why the Reorganization would benefit the Shareholders.

Mr. Lawson then opened the floor up to questions. There being none, Ms. Bossay read the following resolution, being the sole matter submitted to the Shareholders for approval:

WHEREAS, the Board of Directors (the “Board”) of Armstrong Associates, Inc., a Texas corporation (“Armstrong”), has determined it to be in the best interests of Armstrong and its shareholders (the “Shareholders”) that Armstrong effect the reorganization (the “Reorganization”)contemplated by that certain Agreement and Plan of Reorganization and Dissolution presented to the Board (the “Plan of Reorganization”) between Armstrong and LKCM Funds, a Delaware statutory trust on behalf of LKCM Equity Fund, a segregated portfolio of assets (“series”) thereof; and

WHEREAS, the Plan of Reorganization provides for (1) the transfer of all the assets of Armstrong to, and the assumption of all the liabilities of Armstrong by, the LKCM Equity Fund in exchange solely for Institutional Class shares of the LKCM Equity Fund, (2) the distribution of those LKCM Equity Fund shares pro rata to Shareholders of Armstrong, and (3) the dissolution of Armstrong; and

WHEREAS, the Board has unanimously approved and adopted the Plan of Reorganization, and has recommended that it be submitted to, and approved and adopted by, the Shareholders;

WHEREAS, in connection with the Reorganization, the Shareholders have been provided with that certain Combined Proxy Statement and Prospectus describing the Reorganization dated March 11, 2013 (the “Proxy Statement”), including the disclosures therein regarding the reasons for the Reorganization and Board’s considerations in approving it, and to which was attached the form of Plan of Reorganization; and

NOW, THEREFORE, BE IT RESOLVED, that the form and terms of the Plan of Reorganization, and all other agreements and documents ancillary thereto, together with all transactions contemplated thereby, including (1) the transfer of all the assets of Armstrong to, and the assumption of all the liabilities of Armstrong by, the LKCM Equity Fund in exchange solely for Institutional Class shares of the LKCM Equity Fund, (2) the distribution of those LKCM Equity Fund shares pro rata to Shareholders of Armstrong, and (3) the dissolution of Armstrong, be and hereby are, approved and adopted in all respects, and the execution and delivery thereof by the President are hereby ratified, approved and confirmed; and

FURTHER RESOLVED, that the officers of Armstrong be, and hereby are, authorized and directed to execute and deliver all documents, instruments and agreements, to waive any or all conditions, to negotiate and enter into any and all amendments and to do all things necessary or helpful to carry out and consummate the Plan of Reorganization and purposes of the foregoing resolutions.

C. K. Lawson made a motion to approve the foregoing resolutions and Candace Bossay seconded the motion.

The Secretary then reported the results of the voting. A total of 1,073,397.170 shares (84.6%) of the outstanding common stock were voted for the Reorganization (all by proxies in her possession), with none voted against and none abstaining. Ms. Bossay then announced that the Plan of Reorganization had been duly approved and adopted by the Shareholders.

Mr. Lawson asked if there was any other business to be brought before the Special Meeting. There being no further business to come before the Special Meeting, same was adjourned.

_____________________________

C. K. Lawson, Chairman

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Candace L. Bossay, Secretary